CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 16, 2023, except for Note 19 as to which the date is February 13, 2025, with respect to the consolidated financial statements included in the Annual Report of Rollins, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 333-268048, File No. 333-264583, File No. 333-224654, File No. 33-26056, File No. 33-47528, File No. 33-52355, File No. 333-49308, File No. 333-129789, File No. 333-143692, File No. 333-143693, and File No. 333-150339) and Form S-3 (File No. 333-272422).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
February 13, 2025